SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                 Current Report Under to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (date of earliest event reported):  January 7, 1998
                        Commission File Number:  1-10013


                          Larson Davis Incorporated
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                                     87-0429944
     (State or other jurisdiction of                       (IRS Employer
      incorporation or organization)                    Identification No.)


           1681 West 820 North
               Provo, Utah                                      84601
     (Address of Principal Executive Offices)                (Zip Code)


              Registrant's Telephone Number, Including Area Code:
                               (801) 375-0177


     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5.  OTHER EVENTS

     On January 7, 1998, Larson Davis Incorporated (the "Company") announced a series of measures to restructure its operations, including an approximate 15% reduction in personnel, the discontinuance of certain peripheral business activities, and the write down of certain assets. This will enable the Company to focus on its technical strengths and, with the successful launch of its new products, achieve profitable operations by the latter part of 1998.

     This restructuring plan will result in non-recurring charges of between $5.5 million and $6.5 million in the fourth quarter. There is approximately $1.3 million included in these charges related to the recent management reorganization and the anticipated downsizing costs of the restructuring. The charges also include approximately $4.5 million related to the write down of certain assets due to changes in strategic direction of the Company and in management's estimates regarding the realizability of certain assets.

     This restructuring plan is expected to result in annual savings of approximately $1.5 million, according to the Company's new CEO, Andrew Bebbington.

     In Mr. Bebbington's opinion, these actions, developed over the past six weeks and approved by the board of directors, are a critical part of the transformation of the Company. In 1997, the Company has sustained substantial losses due to its heavy investment in product development in the Sensar organization and also from operating losses in its acoustics business. This restructuring plan will return the acoustics business to profitability in 1998 and will position the Sensar business to move to profitability as revenues increase as a result of a successful launch in early 1998 of the Jaguar Time-of-Flight Mass Spectrometer and its Supercritical Fluid Chromatography Instrument and related accessories.

     The majority of the charge for the write down of certain assets relates to the impairment of intangible assets developed in connection with the environmental ("ENOMS") and airport ("ANOMS") noise monitoring businesses which were discontinued in 1995.

     The Company over the past few years has entered into various agreements with strategic partners designed to commercialize new products. It remains the goal of the Company to partner with outside organizations to supplement its own resources and to develop its sales and distribution capabilities. Negotiations and activities continue in several areas with potential partners.

     One such agreement currently in place is the development agreement regarding the Company's CrossCheck technology with Weidmann International. Although the agreement remains in place, it would appear unlikely that this will lead to the launch of a product in the near future. The Company continues to explore other applications for this exciting technology. However, this work would be characterized as early stage development and may not lead to material revenue being generated in 1998.

     It is the Company's intention to expand the board of directors by appointing industry experts from its key markets.

     Mr. Bebbington said "The first quarter of 1998 is an important period for the Company. We have new product launches in both the acoustics and Sensar divisions which we anticipate will provide the volume growth necessary, particularly in the Sensar division, to move the Company towards profitability. The Company is now being sized from an overhead standpoint to be consistent with this revenue stream. We believe that by the latter part of 1998, the financial profile of our business will have improved substantially and be profitable.

     By rescheduling our technology pipeline and focusing our efforts around a smaller number of projects at any one time, we believe that second generation and derivative products as well as new products will continue to be launched during 1999 to maintain the Company's profitable growth and to position the Company as a significant participant in the multi-billion dollar scientific instrument market."

     The Company, headquartered in Provo, Utah, develops, manufactures, and markets leading edge, ultra-sensitive analytical instrumentation for the chemical, gas, acoustics and vibration market. Its customers are major industrial companies we well as government and military agencies.

     This Form 8-K contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements. These risks include, but are not limited to, the Company's ability to secure necessary funding, the completion of commercial products within projected time frames, market acceptance of resulting products, technological change, the Company's ability to defend its intellectual property rights, dependence on independent market representatives, competitive pressures, and the Company's ability to enter into strategic alliances. These factors and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission.


                                   SIGNATURES

      Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 29, 1998                  LARSON DAVIS INCORPORATED


                                          By   /s/ Craig Allen
                                            Craig Allen
                                            (Principal Financial and
                                            Accounting Officer)